                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Electronic Arts Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ELECTRONIC ARTS LOGO

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Electronic Arts Inc. (the "Company") will be held at the Company's corporate headquarters, 1450 Fashion Island Boulevard, San Mateo, California, on Thursday, July 30, 1998 at 2:00 p.m. for the following purposes:

          1. To elect six (6) Directors of the Company to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Board of Directors intends to nominate the following individuals for election to the Board: M. Richard Asher, William J. Byron, Daniel H. Case III, Gary M. Kusin, Timothy Mott and Lawrence F. Probst III.

          2. To approve adoption of the Company's 1998 Directors' Stock Option Plan and to reserve 135,000 shares of the Company's Common Stock for issuance thereunder.

          3. To approve an amendment to the Company's 1991 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance under such Plan by 2,500,000 shares from 13,000,000 shares to a total of 15,500,000 shares and to prohibit option grants to non-employees.

          4. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of the Company's common stock reserved for issuance under such Plan by 100,000 shares from 1,150,000 shares to a total of 1,250,000 shares.

          5. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants for the Company for the current fiscal year.

          6. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 2, 1998 are entitled to notice of and to vote at the Meeting and any adjournment thereof.

                                                         By Order of the Board
of Directors

                                                /s/ LAWRENCE F. PROBST III

                                          Lawrence F. Probst III
                                          Chairman and Chief Executive Officer
San Mateo, California
June 26, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Electronic Arts Inc., 1450 Fashion Island Boulevard, San Mateo, California 94404

                              ELECTRONIC ARTS LOGO

                      ------------------------------------

                                PROXY STATEMENT
                      ------------------------------------

                                 JUNE 26, 1998

     The accompanying proxy is solicited on behalf of the Board of Directors of Electronic Arts Inc., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders of the Company to be held at the Company's corporate headquarters, 1450 Fashion Island Boulevard, San Mateo, California, on Thursday, July 30, 1998 at 2:00 p.m. (the "Meeting"). Only stockholders of record of the Company's common stock at the close of business on June 2, 1998 will be entitled to vote. At the close of business on that date, the Company had 60,368,296 shares of common stock outstanding and entitled to vote. A majority, or 30,184,149 of these shares, will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about June 26, 1998. An annual report as required by Rule 14a-3 of the rules of the Securities and Exchange Commission (the "SEC") was mailed to each stockholder concurrently with a copy of this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Holders of common stock are entitled to one vote for each share held as of the record date indicated above. Shares of common stock may not be voted cumulatively. Directors will be elected by a plurality of the votes eligible to vote and voting, either in person or by proxy, at the Meeting. An affirmative vote of a majority of the shares eligible to vote and voting, either in person or by proxy, is required for approval of all proposals being submitted to the stockholders for their consideration. Abstentions and broker non-votes will each be included in determining the number of shares present and voting at the Meeting. Abstentions will be counted in tabulations of the votes cast on proposals, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by: (i) a written statement delivered to the Company stating that the proxy is revoked; (ii) a subsequent proxy executed by the person executing the prior proxy and presented to the Meeting; or (iii) attendance at the Meeting and voting in person.

     The expenses of soliciting proxies in the enclosed form will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph, facsimile or in person. The Company has retained a proxy solicitation firm, Georgeson & Company Inc. to aid it in the solicitation process. The Company anticipates costs to be approximately $9,000 plus out of pocket expenses. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders of the Company's common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     At the Meeting, stockholders will elect Directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Company's Board currently has six (6) members. Shares represented by the accompanying proxy will be voted for the election of the six (6) nominees recommended by the Company's management unless the Proxy is marked in such a manner as to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to, or for good cause will not, serve as a Director. Each of the Company's nominees is currently a Director of the Company.

DIRECTORS/NOMINEES

     The names of the nominees, and certain information about them (including their terms of service), are set forth below:

                                                                                  DIRECTOR
     NAME OF NOMINEE       AGE                PRINCIPAL OCCUPATION                 SINCE
     ---------------       ---                --------------------                --------
M. Richard Asher(1)(2)(3)  66    Consultant                                         1984
William J. Byron(2)        65    Self-employed                                      1989
Daniel H. Case III(2)      41    Chairman of the Board and Chief Executive          1993
                                   Officer, Hambrecht & Quist Group and
                                   Hambrecht & Quist LLC
Gary M. Kusin              47    Chairman, Kusin Gurwitch Cosmetics, LLC            1995
Timothy Mott(1)(3)         49    Partner, Ironwood Capital                          1990
Lawrence F. Probst III(3)  48    Chairman and Chief Executive Officer of the        1991
                                   Company

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating Committee.

     Mr. Asher has been a Director of the Company since September 1984. He is presently a consultant. Mr. Asher served as President and Chief Executive Officer of Polygram Records, Inc., a publisher and distributor of recorded music, from October 1985 through December 1989. Mr. Asher is a Director of several private companies.

     Mr. Byron has been a Director of the Company since January 1989. In addition, from July 1985 through July 1988, he was President of Sanyo Electric Consumer Products Division, and from January 1987 through July 1988 Vice Chairman of the Sanyo Fisher Corporation. Mr. Byron is currently self-employed.

     Mr. Case has been a Director of the Company since November 1993. He is currently Chairman of the Board and Chief Executive Officer of Hambrecht & Quist Group and Hambrecht & Quist LLC, an investment banking and venture capital firm. Mr. Case serves on the Board of Directors of AMB Property Corp., The Bay Area Council, Hambrecht & Quist Group, Rational Software Corporation, The Securities Industry Association and the Technology Network and serves on the executive committee of AMB Property Corp and the Technology Network, and serves on the audit committee of Rational Software Corporation. Mr. Case joined Hambrecht & Quist in 1981 and has held positions in management, corporate finance, mergers and acquisitions and venture capital.

     Mr. Kusin has been a Director of the Company since August 1995. He has been the Chairman of Kusin Gurwitch Cosmetics, LLC, since March 1995. From 1983 through February of 1995, Mr. Kusin was the President of Babbages, Inc.

     Mr. Mott has been a Director of the Company since September 1990. He is currently a partner of Ironwood Capital. Mr. Mott was a co-founder of the Company and was employed by the Company from 1982 to 1990 in a variety of capacities, including Senior Vice President of Business Development and Managing Director of Electronic Arts (UK) Limited.

     Mr. Probst has been a Director of the Company since January 1991. Mr. Probst has served as Chairman since July 1994, President since December 1990 and has served as President and Chief Executive Officer since May 1991. He served as Senior Vice President of EA Distribution from January 1987 to January 1991.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating Committee.

     Mr. Asher and Mr. Mott are currently the members of the Audit Committee. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures, to review the general scope of the Company's annual audit and the fees charged by the independent accountants and to review and monitor the performance of non-audit services by the Company's auditors.

     Messrs. Asher, Byron and Case are currently the members of the Compensation Committee. The Compensation Committee administers the Company's 1991 Stock Option Plan, the Company's Employee Stock Purchase Plan, the Company's Directors' Stock Option Plan and other employee options as well as salaries and other compensation for officers and employees. See "Compensation Committee Report on Executive Compensation" below.

     Messrs. Asher, Mott and Probst are currently the members of the Nominating Committee. The Nominating Committee recommends candidates to fill vacancies on the Board and a slate of Directors for election at the Annual Meeting, evaluates the size and composition of the Board and establishes criteria for selection of Directors. Stockholders who wish to recommend individuals to the Nominating Committee for consideration for future Board position openings may send their written recommendations to the Nominating Committee of the Board at the Company's headquarters, Attention: General Counsel.

     During the Company's 1998 fiscal year, the Board of Directors met three times, held three meetings by teleconference and approved four Actions by Written Consent, the Compensation Committee met once, held 2 meetings by teleconference and approved 13 Actions by Written Consent, the Audit Committee met two times and the Nominating Committee met once. In fiscal 1998, no incumbent Director attended fewer than 95% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and of the committees of the Board on which he served (held during the period that he served).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of May 22, 1998, with respect to the beneficial ownership of the Company's common stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's common stock; (ii) each Director and nominee; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all executive officers and Directors as a group.

                                                   AMOUNT AND NATURE OF      PERCENT
     NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP (1)    OF CLASS
     ------------------------------------        ------------------------    --------
Montag & Caldwell, Inc.(2)                              7,426,104              12.3%
3343 Peachtree Road
1100 Atlanta Financial Center
Atlanta, GA 30326-1450
Putnam Investment Management Company(3)                 6,706,291              11.1%
One Post Office Square
Boston, Massachusetts 02109
Lawrence F. Probst III(4)                                 727,406               1.2%
E. Stanton McKee, Jr.(5)                                  361,450                 *
Don A. Mattrick(6)                                        173,348                 *
Timothy Mott(7)                                           131,522                 *
M. Richard Asher(8)                                       118,723                 *
Nancy Smith(9)                                             76,290                 *
William J. Byron(10)                                       74,470                 *
Daniel H. Case III(11)                                     37,408                 *
Gary M. Kusin(12)                                          14,190                 *
All executive officers and Directors as a group
  (14 persons)(13)                                      2,372,742               3.9%

---------------
  *  Less than 1%
 (1) Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
 (2) The number of shares shown to be beneficially owned was confirmed by Montag & Caldwell, Inc. on May 26, 1998.
 (3) Certain Putnam Investment managers (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.), are considered "beneficial owners" in the aggregate of the number of shares, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients. The number of shares shown to be beneficially owned by Putnam Investment Management Company is based on confirmation from Putnam dated May 26, 1998 and its
     Schedule 13G dated January 16, 1998.
 (4) Represents 4,406 shares held by Mr. Probst, and 723,000 shares subject to options exercisable within 60 days of May 22, 1998.
 (5) Represents 139,650 shares held by Mr. McKee, and 221,800 shares subject to options exercisable within 60 days of May 22, 1998. (footnotes continued on next page)
 (6) Represents 4,115 shares held by Mr. Mattrick, and 169,233 shares subject to options exercisable within 60 days of May 22, 1998.
 (7) Represents 95,164 shares held by Mr. Mott, and 36,358 shares subject to options exercisable within 60 days of May 22, 1998.
 (8) Represents 86,204 shares held by Mr. Asher, and 32,519 shares subject to options exercisable within 60 days of May 22, 1998.
 (9) Represents 1,490 shares held by Ms. Smith, and 74,800 shares subject to options exercisable within 60 days of May 22, 1998.
(10) Represents 25,245 shares held by Mr. Byron, and 49,225 shares subject to options exercisable within 60 days of May 22, 1998.
(11) Represents 37,408 shares subject to options exercisable within 60 days of May 22, 1998 granted to Mr. Case.
(12) Represents 14,190 shares subject to options exercisable within 60 days of May 22, 1998 granted to Mr. Kusin.
(13) Includes 1,884,833 shares subject to options exercisable within 60 days of May 22, 1998 (including the options described in notes (4) through (12) above).

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the Company's cumulative total stockholder return on its common stock in the period from April 1, 1993, through March 31, 1998, with the total cumulative return of the Nasdaq Market Composite Index and Hambrecht & Quist High Technology Index over the same period.

     The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company's common stock.

     The graph below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 as amended, or under the Securities Exchange Act of 1934 as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

            COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG ELECTRONIC ARTS, NASDAQ MARKET INDEX AND H&Q TECHNOLOGY INDEX

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)          ELECTRONIC ARTS     H&Q TECHNOLOGY     NASDAQ COMPOSITE
3/31/93                                    100                 100                 100
3/31/94                                     90                 114                 108
3/31/95                                     77                 150                 118
3/31/96                                     91                 204                 160
3/31/97                                     91                 235                 176
3/31/98                                    160                 350                 265

                  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

COMPENSATION OF DIRECTORS

     Non-employee Directors receive an annual retainer of $16,000, and a fee of $1,200 and $950 per meeting and telephone meeting attended, respectively. Committee members receive a fee of $1,000 and $750 per Committee meeting and telephone meeting attended, respectively. The sum of $1,000 per day may also be paid with the approval of the Board of Directors to individual Directors for special assignments. Each non-employee Director also participates in the Directors' Stock Option Plan.

     Under the current Directors' Stock Option Plan, upon initial election or appointment to the Board of Directors, each non-employee Director is granted an option to purchase 40,000 shares, or such lesser number of shares as is determined by dividing $800,000 by the closing bid price of the Company's common stock on the date of election or appointment, rounded to the nearest 1,000 shares. Upon re-election to the Board of Directors, each non-employee Director receives an option to purchase 10,000 shares, or such lesser number as determined by dividing $200,000 by the closing bid price of the Company's common stock on the date of re-election rounded to the nearest 100 shares; however, any Director who received his initial grant after the last annual meeting of stockholders receives a prorated annual grant to purchase a number of shares determined as described above, prorated for the portion of the year during which he was a Director.

     Under the proposed 1998 Directors' Plan, each non-employee Director will receive an option to purchase 25,000 shares of the Company's common stock upon initial election or appointment to the Board of Directors, and an option to purchase 8,000 shares upon re-election to the Board of Directors. The 1998 Directors' Stock Option Plan is described in detail in "Stock Option Plans" below. Additionally, under the proposed 1998 Directors' Plan, non-employee Directors may also elect to receive all or part of their cash compensation in the Company's common stock. On May 13, 1998, the Board also adopted Board Stock Ownership Guidelines whereby each non-employee Director is required to own shares of the Company's common stock having a value of not less than three years annual retainer. A three year period is provided to meet this objective.

     At the last annual meeting, Messrs. Asher, Byron, Case, Kusin and Mott, each a non-employee Director, received 6,000 options at an exercise price of $33.4375. These options were granted in connection with the Directors' re-election to the Board. Such options vest in equal monthly installments over fifty months from the grant date.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the five highest paid executive officers of the Company whose salary and bonus in fiscal 1998 exceeded $100,000 and includes the Chief Executive Officer. This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. The Company does not grant SARs to executive officers and has no long term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG TERM
                                                    ANNUAL COMPENSATION                               COMPENSATION
                                        --------------------------------------------   ------------------------------------------
                                                                      OTHER ANNUAL     SECURITIES UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)(1)   BONUS($)(2)   COMPENSATION($)        OPTIONS(#)         COMPENSATION($)(3)
  ---------------------------    ----   ------------   -----------   ---------------   ---------------------   ------------------
Lawrence F. Probst III           1998     $537,616       $408,400          --                 250,000               $    594
  Chairman and Chief             1997      500,186        322,013          --                  60,000                    594
  Executive Officer              1996      466,321         14,250          --                 180,000(4)                 594
John Riccitiello                 1998      184,731        446,890(5)       --                 300,000                209,929(6)
  President and Chief Operating
  Officer
E. Stanton McKee, Jr.            1998      340,443        243,103          --                 150,000                    594
  Executive Vice President,      1997      300,585        186,704          --                  30,000                    594
  Chief Financial and            1996      271,335         59,100          --                  60,000(4)                 594
  Administrative Officer
Don A. Mattrick                  1998      316,194        283,522          --                 150,000                 41,361(7)
  President, Worldwide           1997      286,431        209,808          --                       0                110,146(8)
  Studios                        1996      227,572        152,894          --                 500,000(4)                  --
Nancy L. Smith                   1998      300,140        230,361          --                 105,000                    593
  Executive Vice President and   1997      262,453        160,123          --                  30,000                    594
  General Manager of North       1996      235,684         57,551          --                  60,000(4)                 591
  American Publishing

---------------

(1) Includes deferrals for Section 125 Plan and Section 401(k) Plan.
(2) Represents bonuses earned during the fiscal year.
(3) Represents Company paid term life insurance premiums for the benefit of executive officers.
(4) Includes 3/8/96 repriced grants: Probst: 90,000; McKee: 30,000; Mattrick:
    250,000; Smith: 30,000; and 9/27/95 grants that were canceled: Probst:
    90,000; McKee: 30,000; Mattrick: 250,000; Smith: 30,000.
(5) Mr. Riccitiello joined the Company during the fiscal year and received a $250,000 one time signing bonus.
(6) Represents $209,582 relocation expenses and $347 Company paid term life insurance premiums.
(7) Represents $41,064 relocation expenses and $297 Company paid term life insurance premiums.
(8) Represents $109,849 relocation expenses and $297 Company paid term life insurance premiums.

STOCK OPTIONS

     The following table sets forth information regarding individual grants of options to purchase the Company's common stock during the Company's 1998 fiscal year to each of the executive officers named in the Summary Compensation Table above. All such grants were made pursuant to the Company's 1991 Stock Option Plan. In accordance with the rules of the Securities and Exchange Commission ("SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective ten year option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's common stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

                          OPTION GRANTS IN FISCAL 1998

                                            PERCENT OF                                 POTENTIAL REALIZED VALUE AT
                                              TOTAL                                      ASSUMED ANNUAL RATES OF
                            NUMBER OF        OPTIONS                                    STOCK PRICE APPRECIATION
                           SECURITIES       GRANTED TO    EXERCISE                         FOR OPTION TERM(6)
                           UNDERLYING      EMPLOYEES IN   PRICE PER      EXPIRATION    ---------------------------
                         OPTIONS GRANTED    FY1998(1)       SHARE           DATE           5%              10%
                         ---------------   ------------   ---------      ----------    ----------      -----------
Lawrence F. Probst III        75,000          1.973%       $24.625(2)     05/01/07     1,161,490        2,943,443
                             175,000          4.604         35.000(3)     09/25/07     3,851,980        9,761,673
John Riccitiello             300,000          7.892        $36.750(4)     10/13/07     6,933,563       17,571,011
Don Mattrick                  50,000          1.315        $24.625(2)     05/01/07       774,327        1,962,295
                             100,000          2.631         35.000(3)     09/25/07     2,201,131        5,578,099
E. Stanton McKee, Jr.         45,000          1.184        $24.625(2)     05/01/07       696,894        1,766,066
                             105,000          2.762         35.000(3)     09/25/07     2,311,188        5,857,004
Nancy L. Smith                30,000           .789        $24.625(2)     05/01/07       464,596        1,177,377
                              25,000           .658         35.000(3)     09/25/07       550,283        1,394,525
                              50,000          1.315         45.500(5)     03/27/08     1,430,735        3,625,764

---------------
(1) The Company granted 3,801,289 options to employees in fiscal 1998.

(2) Stock options were granted at an exercise price equal to the closing bid price of the Company's common stock on May 1, 1997 on the Nasdaq National Market. The options became exercisable as to 6% on July 1, 1997 and thereafter at a rate of 2% per month for the next 47 months.

(3) Stock options were granted at an exercise price equal to the closing bid price of the Company's common stock on September 25, 1997 on the Nasdaq National Market. For Ms. Smith, the options became exercisable as to 6% on November 1, 1997 and thereafter at a rate of 2% per month for the next 47 months. For Messrs. Probst, Mattrick and McKee, the options will vest and become exercisable 25% after year three, 50% after year four and 100% after year five.

(4) Stock options were granted at an exercise price equal to the closing bid price of the Company's common stock on October 13, 1997 on the Nasdaq National Market. 50% of the option will become exercisable as to 24% on September 1, 1998 and thereafter at a rate of 2% per month for the next 26 months. The remaining 50% will vest and become first exercisable as to 100% on September 25, 2002.

(5) Stock options were granted at an exercise price equal to the closing bid price of the Company's common stock on March 27, 1998 on the Nasdaq National Market. The options will vest and become exercisable 50% after year two; 75% after year three and 100% after year four.

(6) (i) Based on 54,175,603 shares of the Company's common stock outstanding as of May 1, 1997 and a closing bid price of common stock that day of $24.625, and (ii) Based on 58,656,051 shares of the Company's common stock outstanding as of September 25, 1997 and a closing bid price of common stock that day of $35.00, and (iii) Based on 58,855,854 shares of the Company's common stock outstanding as of October 13, 1997 and a closing bid price of common stock that day of $36.75, and (iv) Based on 60,090,210 shares of the Company's common stock outstanding as of March 27, 1998 and a closing bid price of common stock that day of $45.50, the following gains for all stockholders, assuming a ten year term, would be:

   5% STOCK PRICE APPRECIATION        10% STOCK PRICE APPRECIATION
   ---------------------------        ----------------------------
  (i)    838,985,939                         2,126,114,090
 (ii)  1,291,087,137                         3,271,805,197
(iii)  1,360,259,282                         3,447,097,614
 (iv)  1,719,451,014                         4,357,342,429

     The following table sets forth certain information concerning the exercise of stock options during fiscal 1998 by each of the executive officers named in the Summary Compensation Table above and the number and value at the fiscal year ended March 27, 1998 of unexercised options held by said individuals.

       1998 AGGREGATED OPTION EXERCISES AND MARCH 27, 1998 OPTION VALUES

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            NUMBER OF                           OPTIONS AT MARCH 27, 1998       AT MARCH 27, 1998(2)
                         SHARES ACQUIRED                       ---------------------------   ---------------------------
                           ON EXERCISE     VALUE(1) REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                         ---------------   -----------------   -----------   -------------   -----------   -------------
Lawrence F. Probst III                                           694,200        335,800      $24,572,563    $5,146,813
John Riccitiello                                                  18,000        282,000          157,500     2,467,500
Don Mattrick                 60,000            $2,002,767        146,166        287,834        3,549,402     5,168,473
E. Stanton McKee, Jr.                                            249,000        181,000        7,299,038     2,684,088
Nancy L. Smith                                                    60,800        136,800        1,395,100     1,548,100

---------------
(1) Market value on the date of exercise, less option exercise price.

(2) Based on the fair market value of the Company's common stock at the close of business on March 27, 1998 ($45.50) less the exercise price of the options.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     The Company presently has no employment contracts in effect for any executive officer, and no other severance arrangements exist with respect to their resignation or termination of employment, whether or not in connection with a change in control or ownership of the Company, except as described in this section. However, outstanding options under the 1991 Stock Option Plan, including those held by executive officers, may immediately vest in connection with certain changes in control or ownership of the Company, unless the successor company assumes or replaces those options. Mr. Riccitiello's employment agreement provides that if his employment by the Company had been terminated without cause prior to March 31, 1998, he would have received three years salary, and if it terminates without cause before March 31, 1999 or March 31, 2000, he will receive two or one years salary, respectively. In addition, Mr. Riccitiello has a purchase option for property which is affected by a termination of his employment by the Company. See "Certain Transactions" below.

     The following Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 as amended, or under the Securities Exchange Act of 1934 as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

RESPONSIBILITIES AND COMPOSITION OF THE COMPENSATION COMMITTEE

     The Compensation Committee is currently composed of three independent non-employee Directors who have no interlocking relationships as defined by the SEC. The current members of the Compensation Committee are Messrs. Asher, Byron and Case. The Compensation Committee establishes the general compensation policy for the Company's executives and reviews the salaries, bonuses and stock incentives of each of the executive officers including the Chief Executive Officer. The Compensation Committee also administers the Company's equity compensation plans, including the 1991 Stock Option Plan for all employees and the bonus plan for executive officers (the "Bonus Plan").

COMPENSATION POLICY, OBJECTIVES AND ISSUES

     The Compensation Committee has historically believed, and continues to believe, that the compensation of the Company's executive officers should be significantly influenced by the Company's performance and that a substantial portion of executives' incentives should come from equity. Compensation planning for fiscal year 1998 was designed to address two additional factors, the recruiting of the Company's executives by others, and the need for the Company to recruit additional management staff.

     In the last fiscal year, recruiting efforts aimed at the Company's executive officers continued, as they had in prior years. As the industry consolidates, seasoned executives with larger company management experience are recruited intensely, again placing pressure on the Company's ability to retain its key executives. Small start-up companies such as those proliferating in the online business areas offer significant potential equity gains which are difficult for more mature companies like the Company to match without significant shareholder dilution. Moreover, as the Company has recruited additional senior management staff during fiscal 1998 to obtain added management depth and experience in consumer mass markets, it has looked outside its industry to other consumer products businesses for executives with larger companies. Other consumer products industries have different compensation strategies, including often higher cash compensation, than does the Company. Those compensation issues have to be successfully addressed to recruit such talent while maintaining parity with compensation of current key executives.

     For fiscal year 1998, the Compensation Committee's primary challenge was to identify and implement mechanisms to effectively compete for executive talent from these other consumer industries, while retaining its long term key executive talent necessary for the Company's continued success without creating unacceptable pressure on the Company's income statement or unacceptable dilution to the Company's stockholders. In fiscal 1997 and 1998, unlike late fiscal 1995 and fiscal 1996, no executive officers left the Company, and the Company successfully recruited John Riccitiello as President and Chief Operating Officer as well as other executives from other consumer products industries.

     The performance of the Company's stock during fiscal 1998 significantly assisted in meeting these challenges. In fiscal 1996 and 1997, even though the Company's performance exceeded its competitors, variations in the Company's stock price decreased the value of executives' equity compensation. In the last fiscal year, the stock performance provided real incentives both for retaining and recruiting executives.

DATA CONSIDERED AND PROCESS USED

     The Company's Human Resources Department has developed executive compensation data from a nationally recognized survey for a group of high technology companies and has provided this data to the Compensation Committee. Data was compiled from 29 high technology companies with median sales approximately equal to those of the Company. The factors used to determine the participants in the survey included annual revenues, industry, growth rate and geography. Sales growth and operating profit in particular were evaluated to ensure that the survey companies had a record of financial success. The Company's sales growth was at the 55th percentile of the total survey companies and at the 59th percentile of the software companies included in the survey. The Company's operating profit is at the 46th percentile of the total survey companies and at the 64th percentile of the software companies included in the survey.

     The Company's executive level positions, including the CEO, were matched to comparable survey positions and competitive market compensation levels to determine base salary, target incentives and target total cash contributions. While equity compensation practices were considered, details on grants and terms of stock options were not available.

     In preparing the performance graph for this Proxy Statement (see page 5), the Company used the Hambrecht & Quist High Technology Index ("H & Q Index") as its published line of business index. The companies in the Company's compensation survey overlap considerably with the companies contained in the H & Q Index. Approximately seventy-five percent (75%) of the companies included in the survey group are included in the H & Q Index. The remaining companies included in the survey group were felt to be relevant by the Company because they compete for executive talent with the Company, notwithstanding their lack of inclusion in the H & Q Index. In addition, certain companies in the H & Q Index were excluded from the survey group because they were determined not to be competitive with the Company for executive talent, or because compensation information was not available.

     This competitive market data is reviewed with the CEO for each executive level position and with the Compensation Committee for the CEO. In addition, each executive officer's performance for the last fiscal year and objectives for the subsequent year are reviewed, together with the executive's responsibility level and the Company's fiscal performance versus objectives and potential performance targets for the subsequent year.

EXECUTIVE COMPENSATION

     Executive compensation is awarded by the Compensation Committee in three components: base salary, cash bonus and equity incentives.

     Base Salary. Base salaries have been established at the approximate median of comparable positions at companies included in the survey. In addition, the Compensation Committee considered each executive's performance over the last year as reported by the CEO as well as each executive's responsibility level. For fiscal year 1998, executive officers' base salaries were at the approximate average base salary levels in effect for comparable positions with survey companies. One of the five named executives, and one of the other executives, were promoted during the year, and their salaries increased accordingly. Increases for the named executive officers were effected in October, 1997 and constituted an average increase of approximately 8.9 percent (including promotion increases) over the prior year and increases for all executive officers (including promotion increases) constituted an average increase of approximately 13.2 percent of the prior years' base salaries.

     Bonus. The Bonus Plan was adopted by the Compensation Committee in October of 1997. The Compensation Committee assigned a target bonus to each executive officer (expressed as a percentage of that executive's base salary), and approved the overall mechanics and structure of the Bonus Plan. The bonus for each executive, was divided into two (2) parts, one part based on the Company's financial performance for the fiscal year and one part discretionary based on the executive's job performance. In prior years bonus criteria included segments based on quarterly financial performance as well. However, the Compensation Committee modified the Plan to eliminate quarterly criteria and to limit bonus incentives based on financial performance to longer term annual results.

     Stock Options. In May 1997 and September 1997 the Committee made stock option grants to certain executive officers including the CEO. See "Option Grants in Fiscal 1998" above. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities, annually to provide continuing incentives for continued employment and occasionally, to achieve equity within a peer group. Mr. Riccitiello received a grant in October 1997 when he accepted the position of President and Chief Operating Officer and Ms. Smith received a grant in March 1998 when she was promoted to General Manager of North American Publishing.

     1998 annual stock option grants were made by the Compensation Committee as continuing incentives for continuing employment by the Company. The number of shares subject to each stock option granted to an executive officer was calculated to achieve a value in unvested options equal to a multiple of each executive's annual salary assuming both growth and stock appreciation. All grants were made at fair market value on the date of grant, and by their terms vest as described in the "Option Grants in Fiscal 1998" above.

FISCAL YEAR 1998 CEO COMPENSATION

     Compensation for the CEO is determined through a process similar to that discussed above for executive officers in general.

     In October 1997 the Compensation Committee adjusted the base salary for Mr. Probst by approving an increase of approximately 4.8% percent to the level of base salary effective until the next raise cycle, October 1998. The base salary as so adjusted is at the approximate average salary in effect for chief executive officers at the same companies surveyed for comparative compensation purposes. The Compensation Committee also established a target bonus for Mr. Probst under the Bonus Plan for fiscal 1998 which was based upon the market compensation data discussed above. Mr. Probst's bonus is measured in accordance with the Bonus Plan described above but is based solely on the Company's fiscal year earnings. Mr. Probst's overall cash compensation increased approximately 14.8% percent over the prior fiscal year. Of that increase, seventy-one percent (71%) was a result of increased incentive compensation based solely on the Company's performance.

     In May 1997 the Compensation Committee also approved a new stock option grant to Mr. Probst for 75,000 shares and in September 1997 approved a stock option grant for 175,000 shares, based upon the retention and incentive factors discussed above, taking into account prior option grant history, the level of vested versus unvested shares and the number of shares Mr. Probst already owned as of May and September 1997, respectively. The grants reflect the Compensation Committee's continuing policy to subject a substantial portion of his overall compensation each year to the market performance of the Company's common stock and to maintain his option holdings at a level consistent with that for other chief executive officers of the survey companies in the industry.

  Compliance with Section 162(m) of the Internal Revenue Code of 1986

     Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The Company has endeavored to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices of inflexibility and corporate objectives.

     With respect to its equity compensation arrangements, the Compensation Committee has structured its stock option arrangements in a manner intended to ensure the tax deductibility of such amounts. With respect to non-equity compensation arrangements, the Compensation Committee has reviewed the terms of those arrangements most likely to be subject to Section 162(m). The Compensation Committee believes that the amounts paid under existing executive compensation arrangements will be deductible within the limits of Section 162(m). While the Compensation Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

     No member of the Compensation Committee was at any time during the 1998 fiscal year an officer or employee of the Company or its subsidiary. No executive officer of the Company serves as a member of the board of Directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                             COMPENSATION COMMITTEE
                                M. RICHARD ASHER
                                WILLIAM J. BYRON
                               DANIEL H. CASE III

                     PROPOSAL NO. 2 -- ADOPTION OF THE 1998
                          DIRECTORS' STOCK OPTION PLAN

     At the Meeting, Stockholders will be asked to adopt the Company's 1998 Directors' Stock Option Plan (the "1998 Directors' Plan") and to reserve 135,000 shares of the Company's Common Stock for issuance thereunder. The Board approved the 1998 Directors' Plan on May 13, 1998, subject to stockholder approval. The 1998 Directors' Plan is described in detail in "Stock Option Plans" below. If the 1998 Directors' Plan is approved, the current Directors' Plan will be retired and no further grants will be made under such Plan. Since each Director is eligible to receive options under the 1998 Directors' Plan, each such Director has a personal interest in the adoption of the 1998 Directors' Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR TO ADOPT THE 1998 DIRECTORS' STOCK OPTION PLAN.

                   PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO
                             1991 STOCK OPTION PLAN

     At the Meeting, stockholders will be asked to approve the amendment of the Company's 1991 Stock Option Plan (the "1991 Plan") to increase the number of shares of the Company's common stock reserved for issuance under the 1991 Plan by 2,500,000 shares from 13,000,000 shares to a total of 15,500,000 shares and to prohibit contractors and non-employee advisors from being eligible to receive grants under the 1991 Plan. The Board approved this amendment on May 13, 1998, subject to stockholder approval. The 1991 Plan is described in detail in "Stock Option Plans" below. Since each executive officer of the Company is eligible to receive options under the 1991 Plan, each such officer has a personal interest in this proposed amendment to the 1991 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE 1991 PLAN.

                   PROPOSAL NO. 4 -- APPROVAL OF AMENDMENT TO
                          EMPLOYEE STOCK PURCHASE PLAN

     At the Meeting, stockholders will be asked to approve the amendment of the Company's Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of the Company's common stock reserved for issuance under the Purchase Plan by 100,000 shares from a total of 1,150,000 shares to a total of 1,250,000 shares. The Purchase Plan is described in detail in "Employee Stock Purchase Plan" below. Since each executive officer of the Company is eligible to participate in the Purchase Plan, each such officer has a personal interest in this proposed amendment to the Purchase Plan. The Board approved the Amendment on May 13, 1998.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE PURCHASE PLAN.

STOCK OPTION PLANS

  The 1991 Stock Option Plan

     History. The Company's 1991 Stock Option Plan (the "1991 Plan") was adopted by the Board on April 25, 1991 and approved by the Company's Stockholders on July 25, 1991. On September 4, 1992, the Board approved an Addendum to the 1991 Plan (the "Addendum") applicable to grants of options under the 1991 Plan to employees of the Company or its United Kingdom subsidiary who are residents of the United Kingdom. The terms of all options granted pursuant to the Addendum are similar in all material respects to nonqualified options granted under the 1991 Plan except as described herein or as necessary or appropriate to comply with applicable United Kingdom laws.

     The following discussion describes the terms of the 1991 Plan. All numbers of shares and exercise prices have been adjusted to reflect a one share for one share stock dividend effected in March, 1992 and a one share for one share stock dividend effected in February, 1993.

     Set forth below is a summary of the principal features of the 1991 Plan, which summary is qualified in its entirety by reference to the terms and conditions of the 1991 Plan. In addition, the Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one (1) business day of receipt of such request, a copy of the 1991 Plan requested. Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 1450 Fashion Island Boulevard, San Mateo, California 94404; telephone number (650) 571-7171.

     Recent Amendments. The 1991 Plan has been amended seven times since its adoption, primarily to increase the number of shares available for issuance thereunder and to update it to reflect changes in relevant tax and corporate laws.

     Purpose. The purpose of the 1991 Plan is to provide equity incentives to assist the Company in recruiting and retaining qualified officers, employees, and Directors who are employees of the Company, by granting to such persons options to purchase shares of the Company's common stock.

     Administration. The 1991 Plan provides that it may be administered by the Board or a committee of two (2) or more Board members appointed by the Board, none of whom are eligible to participate in the 1991 Plan. Other than as disclosed herein, members of the Committee have no material relationships with the Company, its employees or its affiliates. Subject to the terms of the 1991 Plan, the Committee determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods and the dates of grants. The Committee also has the authority to construe and interpret any of the provisions of the 1991 Plan or any options granted thereunder. Such interpretations are binding on the Company and on the optionees.

     The members of the Compensation Committee received no compensation for administering the 1991 Plan other than their compensation for attending Board and Committee meetings and for sitting on a Committee. The Company bears all expenses in connection with administration of the 1991 Plan and has agreed to indemnify members of the Committee in connection with their administration of the 1991 Plan.

     Eligibility. Under the current 1991 Plan, non-employee independent contractors, consultants and other advisors of the Company are eligible to receive option grants, as well as all officers, employees, and Directors who are employees of the Company or any parent, subsidiary, or affiliate of the Company. Although the Company's practice over the last several years has been to make grants under the Plan only to employees of the Company and its subsidiaries and affiliates, stockholders will be asked to approve the amendment of the Company's 1991 Plan to exclude option grants to non-employees. Option grants under the 1991 Plan to employees of Electronic Arts, Limited, and Bullfrog Productions Ltd. who reside in the United Kingdom are made pursuant to the Addendum, which places a limit on the aggregate exercise price of options granted to any optionee. At the last reported headcount on May 22, 1998, approximately 2116 employees, including nine executive officers, were eligible to receive options under the 1991 Plan. No optionee is eligible to receive option grants for more than an aggregate maximum of 1,000,000 shares at any time from July 27, 1994 through the end of the term of the 1991 Plan. An optionee may hold more than one option granted under the 1991 Plan. Both incentive stock options ("ISO"), as defined in Section 422 of the Code and nonstatutory options ("NSO") may be granted under the 1991 Plan. The 1991 Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NSOs granted under the 1991 Plan.

     Terms of the Options and the 1991 Plan. Options may be granted under the 1991 Plan until April 25, 2001. Subject to the provisions of the 1991 Plan, the Committee may determine the vesting schedule of each option and other terms and conditions of exercisability under the 1991 Plan.

     Options granted under the 1991 Plan must be exercised within ten years of the option grant date, except that an ISO granted to a person owning ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Stockholder") and an ISO granted under the Addendum must be exercised within five years of the option grant date.

     The Committee determines the exercise price of each option granted under the 1991 Plan. The exercise price must be at least equal to the fair market value per share of the Company's common stock on the date the option is granted, except that the exercise price of an ISO granted to a Ten Percent Stockholder must be at least equal to 110% of the fair market value per share on the date of grant. On May 22, 1998, the fair market value of the Company's common stock (as determined by the closing bid price on the Nasdaq National Market on such date) was $44.875.

     To exercise an option, the optionee must deliver to the Company an executed exercise notice and full payment for the shares being purchased. Shares purchased under the Addendum must be paid for in cash. With respect to all other options under the 1991 Plan as currently in effect, payment may be made in cash or by other specified forms of payment.

     Termination of Options. Under the 1991 Plan, if an Optionee's association with the Company is terminated for any reason other than death or disability, any outstanding option, to the extent (and only to the extent) that it was exercisable on the date of such termination, may be exercised by the optionee within three (3) months after such termination (or such shorter time as may be specified in the grant evidencing the option), but in no event later than the expiration of the option. A longer exercise period may apply in the event of termination of an Optionee's association with the Company because of the Optionee's death or disability.

     Changes in Capital Structure. If the Company issues additional securities to raise capital or otherwise where consideration is received for the shares, no adjustment is required in the number of shares or the exercise price per share for outstanding options under the 1991 Plan. If the number of outstanding shares of common stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, or if there is a distribution of a substantial portion of the Company's assets in a spin-off or similar transaction, the number of shares of common stock available for option grants under the 1991 Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company. Effective both March 26, 1992 and February 22, 1993, a stock dividend was paid in the form of one additional share for each outstanding share. Accordingly, the number of outstanding options and the exercise price payable per share, as well as the number of shares available for issuance under the 1991 Plan as of March 26, 1992 and February 22, 1993, was adjusted to reflect the dividends.

     Assumption of Options and Acceleration of Vesting. Under the 1991 Plan, in the event of a Change of Control, the vesting of all options will accelerate and the options will become exercisable in full prior to the consummation of such event, at such times and on such conditions as the Committee determines, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options. In general, a "Change of Control" means a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation (with certain exceptions), or the sale of all, or substantially all, of the assets of the Company. The aggregate fair market value (determined at the time an option is granted) of stock with respect to which ISOs first become exercisable in the year of any such dissolution, liquidation, merger or sale of assets cannot exceed $100,000. Any remaining accelerated ISOs will be treated as NSOs.

     Tax Treatment of the Optionee

     ISOs. The optionee will recognize no income upon the grant of an ISO and will generally incur no tax on its exercise. If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the shares.

     If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the length of time the ISO Shares were held by the optionee.

     NSOs. The optionee will not recognize any taxable income at the time a NSO is granted. However, upon exercise of a NSO, the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the amount paid for that stock upon exercise of the NSO. The included amount will be treated as ordinary income by the optionee and will be subject to income tax withholding by the Company (either by payment in cash by the optionee or withholding from the Optionee's salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

     Tax Treatment of the Company

     The Company will be entitled to a deduction in connection with the exercise of a NSO by a domestic optionee to the extent that the optionee recognizes ordinary income. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

     Amendment and Termination of the 1991 Plan. The Committee may amend or terminate the 1991 Plan at any time and in any respect, including modifying the form of the grant or the exercise notice, except that certain amendments may require the approval of the stockholders of the Company in accordance with applicable laws and regulations. No amendment of the 1991 Plan may adversely affect any outstanding option or unexercised portion thereof without the Optionee's written consent.

     If an option granted pursuant to the 1991 Plan expires or terminates for any reason without being exercised in whole or in part, the shares released from such option will again become available for grant and purchase under the respective Plans.

     Outstanding Options Under the 1991 Plan. As of May 22, 1998, 4,234,128 shares had been issued pursuant to exercises under the 1991 Plan by the Company's optionees, 1,900 persons held NSOs under the 1991 Plan to purchase an aggregate of 8,691,583 shares of common stock, with a weighted average exercise price of $27.67 per share and there were 74,289 shares of common stock available for future grants under the 1991 Plan. Over the term of the 1991 Plan, the following executive officers named in the "Summary Compensation Table" above have been granted options to purchase shares of common stock under the 1991 Plan as follows: Lawrence F. Probst III, 720,000 shares; John Riccitiello, 300,000 shares; E. Stanton McKee, Jr., 420,000 shares; Don Mattrick, 88,000 shares; and Nancy Smith, 300,000 shares. Current executive officers as a group have been granted options to purchase 3,396,500 shares, and all employees as a group, other than executive officers, have been granted options to purchase 14,879,920 shares. The outstanding options under the 1991 Plan expire from July 25, 2001 to May 20, 2008 (subject to earlier termination if an Optionee's association with the Company terminates). An aggregate of 13,000,000 shares of the Company's authorized common stock has been reserved for issuance upon the exercise of options to be granted under the 1991 Plan.

     Proposed Amendment. At the Meeting, stockholders will be asked to approve an amendment to the 1991 Plan increasing the number of shares issuable thereunder by 2,500,000 shares from 13,000,000 shares to 15,500,000 shares and to exclude option grants to non-employees. No options have to date been granted on the basis of such proposed share increase.

  THE 1998 DIRECTORS' STOCK OPTION PLAN

     History. The Company's 1998 Directors' Stock Plan was adopted by the Board on May 13, 1998. The following discussion describes the terms of the 1998 Directors' Plan. Set forth below is a summary of the principal features of the 1998 Directors' Plan, which summary is qualified in its entirety by reference to the terms and conditions of the 1998 Directors' Plan. In addition, the Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one (1) business day of receipt of such request, a copy of the 1998 Directors' Plan requested. Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 1450 Fashion Island Boulevard, San Mateo, California 94404; telephone number (650) 571-7171.

     Purpose. The purpose of the 1998 Directors' Plan is to provide equity incentives for members of the Board of Directors of the Company who are not employees of the Company, to promote the financial success and progress of the Company by granting to such persons options to purchase Shares of the Company, and to provide the opportunity for such persons to receive Shares of common stock of the Company in lieu of cash compensation.

     Administration. The 1998 Directors' Plan provides that it may be administered by the Board or the Board may appoint a committee of not less than three (3) members of the Board to administer the 1998 Directors' Plan. The interpretation by the Board of any of the provisions of the 1998 Directors' Plan or any Option granted under the 1998 Directors' Plan shall be final and binding upon the Company and all persons having an interest in any Option or any Shares purchased pursuant to an Option.

     The members of the Compensation Committee receive no compensation for administering the 1998 Directors' Plan other than their compensation for attending Board and Committee meetings and for sitting on a Committee. The Company bears all expenses in connection with administration of the 1998 Directors' Plan and has agreed to indemnify members of the Committee in connection with their administration of the 1998 Directors' Plan.

     Eligibility and Award Formula. Options may be granted only to such Directors of the Company who are not employees of the Company in accordance with the following formula:

          a. Upon initial election or appointment to the Board of Directors, each non-employee Director shall be granted an option to purchase 25,000 shares of the Company's common stock on the date of election or appointment.

          b. Upon re-election to the Board of Directors at the annual meeting of stockholders of the Company, each non-employee Director shall be granted an option to purchase 8,000 shares of the Company's common stock on the date of re-election; provided, however, that any such Director who received such Director's initial grant pursuant to (a) above since the last annual meeting of stockholders shall receive a prorated annual grant to purchase a number of shares determined as set forth above and multiplied by a fraction whose numerator is the number of calendar months or portions thereof that the Director has served since the date of the initial grant and whose denominator is twelve. The provisions of this Section shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code") or the rules thereunder.

     Terms of the Options and the 1998 Directors' Plan. If approved, the term of the 1998 Directors' Plan will be 10 years from the date it is adopted. Options granted under the 1998 Directors' Plan will vest 2% at the date of grant and at the rate of 2% per month from the date of grant. Options granted under the 1998 Directors' Plan must be exercised within ten years of the option grant date. To exercise an option, the Director must deliver to the Company an executed exercise notice and full payment for the shares being purchased. Payment for Options under the 1998 Directors' Plan may be made in cash or by other specified forms of payment.

     The Committee determines the exercise price of each option granted under the 1998 Directors' Plan. The exercise price of any Option shall be not less than 100% of the fair market value per share of the Company's common stock on the date the Option is granted. Fair market value shall be the closing bid price on the Nasdaq National Market. On May 22, 1998, the fair market value of the Company's common stock (as determined by the closing bid price on the Nasdaq National Market on such date) was $44.875.

     Termination of Options. Under the 1998 Directors' Plan, if a Director ceases to be a Director of the Company for any reason except death or disability, any outstanding options to the extent (and only to the extent) that they would have been exercisable upon the date of termination, may be exercised by the Director within three (3) months after the date of termination, but in any event no later than the expiration date of the Option. A longer exercise period may apply in the event of termination of a Director's association with the Company because of the Director's death or disability.

     If an option granted pursuant to the 1998 Directors' Plan expires or terminates for any reason without being exercised in whole or in part, the shares released from such option will again become available for grant and purchase under the 1998 Directors' Plan.

     Deferral of Regular Cash Compensation into Common Stock of the
Company. Each Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him as a Director (including the annual retainer and any fees payable for serving on the Board or a Committee of the Board) and to receive in lieu thereof common stock of the Company. Any such election shall be in writing and must be made before the services are rendered giving rise to such compensation, and may not be revoked or changed thereafter during the Director's term. On such election, the cash compensation otherwise payable will be increased by 10% for purposes of determining the number of Shares to be credited to such Director.

     If the Director so elects to defer, there shall be credited to such Director a number of Shares equal to the amount of the deferral (increased by 10% as described in the preceding sentence) divided by the fair market value as determined by the closing bid price on the Nasdaq National Market on the day in which the compensation would have been paid in the absence of a deferral election.

     Changes in Capital Structure. If the Company issues additional securities to raise capital or otherwise where consideration is received for the shares, no adjustment is required in the number of shares or the exercise price per share for outstanding options under the 1998 Directors' Plan. If the number of outstanding shares of common stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, or if there is a distribution of a substantial portion of the Company's assets in a spin-off or similar transaction, the number of shares of common stock available for option grants under the 1998 Directors' Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company.

     Acceleration in Connection with a Change of Control. Upon a Change in Control (as defined below) of the Company, all options theretofore granted and not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time in accordance with the provisions of the 1998 Directors' Plan relating to periods of exercisability. In general, a "Change of Control" will be deemed to have occurred upon the acquisition of more than 20% of the then outstanding shares of the Company's common stock, certain mergers or corporate transactions in which the Company is not the surviving entity, or a dissolution or liquidation of the Company or a sale of substantially all of the Company's assets.

     Federal Tax Consequences-Nonstatutory Options. The Director will not recognize any taxable income at the time a NSO is granted. However, upon exercise of a NSO, an amount equal to the difference between the fair market value of the shares on the date of exercise and the amount paid for that stock upon exercise of the NSO, will be treated as ordinary income by the Director. Upon resale of the shares by the Director, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

     Tax Treatment of the Company. The Company will be entitled to a deduction in connection with the exercise of an NSO by an optionee to the extent that the optionee recognizes ordinary income.

     Amendment and Termination of the 1998 Directors' Plan. The Committee may amend or terminate the 1998 Directors' Plan at any time and in any respect, including modifying the form of the grant or the exercise notice, except that certain amendments may require the approval of the stockholders of the Company in accordance with applicable laws and regulations. No amendment of the 1998 Directors' Plan may adversely affect any outstanding option or unexercised portion thereof without the Director's written consent.

     New Plan Benefits Table. The following table shows in the aggregate the annual options that will be granted to outside Directors under the 1998 Directors' Plan if the stockholders approve the 1998 Directors' Plan. Since all current outside Directors are incumbent Directors, no outside Director who is elected at the Meeting will receive an initial election option to purchase shares.

                            1998 DIRECTORS' PLAN(1)

                                                                 EXERCISE PRICE        NUMBER
                     NAME AND POSITION                            (PER SHARE)         OF SHARES
                     -----------------                           --------------       ---------
All current Directors who are not executive officers as a     Fair Market value on
  group (5 persons).........................................  date of grant            40,000

---------------
(1) The grant of options under the 1998 Directors' Plan is not discretionary. The exercise price of options to be granted in the future under the 1998 Directors' Plan is unknown, as the exercise price is equal to fair market value on the date of grant.

     Proposed Adoption of the 1998 Directors' Plan. At the Meeting, stockholders will be asked to adopt the 1998 Directors' Plan and to reserve 135,000 shares for issuance thereunder. No options have to date been granted on the basis of such proposed adoption. If the stockholders approve the 1998 Directors' Plan, the current Directors' Plan, which currently has 135,113 shares available for grant, will be retired and no further options will be granted pursuant to such plan.

EMPLOYEE STOCK PURCHASE PLAN

     History. The Purchase Plan was adopted by the Board on April 25, 1991 and approved by the stockholders on July 25, 1991. The Purchase Plan has been amended five times (July 1992, July 1993, July 1994, August 1995 and August
1997) since its adoption, primarily to increase the number of shares available for issuance thereunder and to update it to reflect changes in relevant tax and corporate laws. All numbers of shares have been adjusted to reflect a one share for one share stock dividend effected in March 1992 and a one share for one share stock dividend effected in February 1993.

     Set forth below is a summary of the principal features of the Purchase Plan, which summary is qualified in its entirety by reference to the terms and conditions of the Purchase Plan. In addition, the Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one (1) business day of receipt of such request, a copy of the Purchase Plan. Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 1450 Fashion Island Boulevard, San Mateo, California 94404; telephone number (650) 571-7171.

     Purpose. The purpose of the Purchase Plan is to provide employees of the Company with a convenient means of acquiring equity in the Company through payroll deductions and to provide an incentive for continued employment.

     Administration. The Purchase Plan may be administered by the Board or by a committee appointed by the Board. References herein to the "Committee" shall refer to the Board or the committee, as applicable, unless the context otherwise requires. The Purchase Plan is currently administered by the Board. The interpretation or construction by the Committee of any provision of the Purchase Plan or of any award granted under it is final and binding on all participating employees.

     Eligibility. All employees of the Company (including Directors who are employees), or any parent or subsidiary thereof (as defined in the Purchase
Plan), are eligible to participate in the Purchase Plan except the following:
(i) employees who are not employed by the Company (or any parent or subsidiary) on the 15th day of the month before the beginning of an Offering Period (as defined below); (ii) employees who are customarily employed for less than 20 hours per week; (iii) employees who are customarily employed for less than 5 months in a calendar year; and (iv) employees who, pursuant to Section 424(d) of the Code, own or hold options to purchase or who, as a result of participation in the Purchase Plan, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary. At the last reported headcount on May 22, 1998, approximately 2,000 employees were eligible to participate in the Purchase Plan.

     Participation. Each offering of common stock under the Purchase Plan is for a period of one year (the "Offering Period"). Offering Periods commence on the first business day of March and September of each year. The first day of each Offering Period is the "Offering Date" for such Offering Period. An employee cannot participate simultaneously in more than one Offering Period. Each Offering Period consists of two six-month purchase periods (each a "Purchase Period") commencing on the first business day of March and September. The last day of each Purchase Period is a "Purchase Date."

     Employees may participate in the Purchase Plan during each pay period through payroll deductions. An employee sets the rate of such payroll deductions, which may not be less than 2% or more than 10% of the employee's base salary, wages, commissions, overtime, shift premiums and bonuses plus draws against commissions, unreduced by the amount by which the employee's salary is reduced pursuant to Sections 125 or 401(k) of the Code. Eligible employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Purchase Plan. Once enrolled, a participating employee will automatically participate in each succeeding Offering Period unless such employee withdraws from the Offering Period. After the rate of payroll deductions for an Offering Period has been set by an employee, that rate continues to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the employee is automatically enrolled) unless otherwise changed by the employee. The employee may increase or lower the rate of payroll deductions for any subsequent Offering Period but may only lower the rate of payroll deductions during the current Purchase Period. Not more than one change may be made effective during any one Purchase Period.

     In any given Purchase Period, no employee may purchase more than (a) twice the number of shares that could have been purchased with the payroll deductions if the purchase price were determined by using 85% of the fair market value of a share of the Company's common stock on the Offering Date or (b) the maximum number of shares set by the Board. In addition, no employee may purchase shares at a rate that, when aggregated with all other rights to purchase stock under all other employee stock purchase plans of the Company, or any parent or subsidiary of the Company, exceeds $25,000 in fair market value (determined on the Offering Date) for each year.

     Purchase Price. The purchase price of shares that may be acquired in any Purchase Period under the Purchase Plan is 85% of the lesser of (a) the fair market value of the shares on the Offering Date of the Offering Period in which the participant is enrolled or (b) the fair market value of the shares on the Purchase Date. The fair market value of the common stock on a given date is the closing bid price of the common stock on the immediately preceding business day as quoted on the Nasdaq National Market. On May 22, 1998, the closing bid price of the Company's common stock was $44.875.

     Purchase of Stock. The number of whole shares an employee may purchase in any Purchase Period is determined by dividing the total amount of payroll deductions withheld from the employee during the Purchase Period pursuant to the Purchase Plan by the price per share determined as described above, subject to the limitations described above. The purchase takes place automatically on the last day of the Purchase Period.

     Withdrawal. An employee may withdraw from any Offering Period at any time at least 15 days prior to the end of an Offering Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the employee enrolls in the new Offering Period in the same manner as for initial participation in the Purchase Plan.

     Termination of Employment. Termination of an employee's employment for any reason, including retirement or death, immediately cancels the employee's participation in the Purchase Plan. In such event, the payroll deductions credited to the employee's account will be returned to such employee or, in case of death, to the employee's legal representative.

     Adjustment Upon Changes in Capitalization. The number of shares subject to any option, and the number of shares issuable under the Purchase Plan, is subject to adjustment in the event of a recapitalization of the Company's common stock. In the event of a proposed dissolution or liquidation of the Company, the

Offering Period will terminate and the Board may, in its sole discretion, give participants the right to purchase shares that would not otherwise be purchasable until the last day of the applicable Purchase Period.

     Tax Treatment of the Participant. Participating employees will not recognize income for federal income tax purposes either upon enrollment in the Purchase Plan or upon the purchase of shares. All tax consequences are deferred until a participating employee sells the shares, disposes of the shares by gift, or dies.

     If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the employee dies while owning the shares, the employee realizes ordinary income on a sale (or a disposition by way of gift or upon death) to the extent of the lesser of: (i) 15% of the fair market value of the shares at the beginning of the Offering Period; or (ii) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death, exceeds the purchase price). All additional gain upon the sale of shares is treated as long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income, and the employee has a long-term capital loss for the difference between the sale price and the purchase price.

     If the shares are sold or are otherwise disposed of, including by way of gift (but not death, bequest or inheritance), within either the one-year or the two-year holding periods described above (in any case a "disqualifying disposition"), the employee will realize ordinary income at the time of sale or other disposition taxable to the extent that the fair market value of the shares at the date of purchase was greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

     Tax Treatment of the Company. The Company is entitled to a deduction in connection with the disposition of shares acquired under the Purchase Plan only to the extent that the employee recognized ordinary income on a disqualifying disposition of the shares. The Company treats any transfer of record ownership of shares, including transfer to a broker or nominee or into "street name," as a disposition, unless it is notified to the contrary. In order to enable the Company to learn of disqualifying the dispositions and ascertain the amount of the deductions to which it is entitled, employees are required to notify the Company in writing of the date and terms of any disposition of shares purchased under the Purchase Plan.

     Officer Purchases. The following table sets forth certain information concerning the purchase of common stock under the Purchase Plan by each executive officer named in the Summary Compensation Table above and by all executive officers as a group (9 persons). The purchases of stock under the Purchase Plan are made at the discretion of participants, subject to the limitations described above. Accordingly, future purchases under the Purchase Plan are not determinable.

               ELECTRONIC ARTS 1991 EMPLOYEE STOCK PURCHASE PLAN

                                                                   DISTRIBUTION PERIOD
                                                    --------------------------------------------------
                                                    2/28/97 THROUGH 8/28/97    8/29/97 THROUGH 2/26/98
                                                    -----------------------    -----------------------
                                                    PURCHASE       NUMBER      PURCHASE       NUMBER
      NAME OF INDIVIDUAL OR NUMBER IN GROUP         PRICE(1)     OF SHARES     PRICE(1)     OF SHARES
      -------------------------------------         ---------    ----------    ---------    ----------
Lawrence F. Probst III............................  $26.1375          67       $26.1906         398
John Riccitiello..................................         0           0              0           0
Don Mattrick......................................         0           0              0           0
E. Stanton McKee, Jr..............................         0           0        26.1906         261
Nancy L. Smith....................................   26.1375         328        26.1906         570
All Executive Officers as a group (9 persons).....   26.1375       1,273        26.1906       2,547

---------------
(1) Purchase price depends on the specific purchase period (as defined in the Purchase Plan) in which an individual is enrolled.

     Proposed Amendment. At the Meeting stockholders will be asked to approve an amendment to the Purchase Plan increasing the number of shares authorized for issuance under the Purchase Plan by 100,000 shares from 1,150,000 shares to 1,250,000 shares.

                              CERTAIN TRANSACTIONS

     From April 1, 1997 to the present, there have been no transactions involving more than $60,000 between the Company and any executive officer, any Director, any security holder known to the Company to be a 5% beneficial owner of the Company's common stock or any member of the immediate family of any of the foregoing persons, in which any of the foregoing individuals or entities had a material interest, except as indicated in "Director and Executive Officer Compensation" and "Stock Option Plans" above and pursuant to the Company's Employee Stock Purchase Plan in which all full time employees of the Company are eligible to participate, and except as follows:

     By Lease Agreement between the Company and John Riccitiello, President and Chief Operating Officer of the Company ("Mr. Riccitiello") dated October 13, 1997 (the "Lease") in connection with Mr. Riccitiello's becoming employed by the Company and his relocation to California from Illinois, the Company leased a residence (the "Property") to Mr. Riccitiello in Woodside, California. The Lease is for a five year term (the "Term") and provides for monthly payments of $7,500 by Mr. Riccitiello to the Company. Mr. Riccitiello is responsible for all maintenance, and the Company is responsible for taxes and insurance for the Property. Mr. Riccitiello has an option to purchase the Property at the Company's acquisition cost plus the costs of improvements made by the Company.

                PROPOSAL NO. 6 -- RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has appointed KPMG Peat Marwick LLP ("Peat Marwick") as its principal independent accountants to perform the audit of the Company's financial statements and the stockholders are being asked to ratify such appointment. Peat Marwick has audited the Company's financial statements from fiscal 1987 through fiscal 1998. Representatives of Peat Marwick will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions. In the event that the stockholders fail to ratify the selection of Peat Marwick, the Board of Directors would reconsider such selection. Even if its selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board believes that such a change would be in the best interest of the Company and its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1999 Annual Meeting of stockholders must be received by the Company by March 30, 1999.

                                 OTHER MATTERS

     Section 16(a) of the Securities Exchange Act of 1934 as amended, requires the Company's Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company has adopted procedures to assist its Directors and officers in complying with Section 16(a) of the Securities Exchange Act of 1934 as amended, which includes assisting the officer or Director in preparing forms for filing.

     To the Company's knowledge, based solely upon review of such reports furnished to the Company and written representations that no other reports were required, the Company believes that the Company's officers, Directors and greater than ten percent (10%) stockholders complied with all Section 16(a) filing requirements during the fiscal year ended March 27, 1998.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Meeting and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                                         By Order of the Board
of Directors

                                                /s/ LAWRENCE F. PROBST III

                                          Lawrence F. Probst III
                                          Chairman and Chief Executive Officer

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

                              ELECTRONIC ARTS LOGO

                              ELECTRONIC ARTS INC.
                 PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

   The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the "Company") hereby appoints Lawrence F. Probst III and E. Stanton McKee, Jr., and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf of and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of the Company to be held at the Company headquarters, 1450 Fashion Island Boulevard, San Mateo, California on July 30, 1998, at 2:00 p.m., and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

 1.  ELECTION OF DIRECTORS
     [ ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY to vote for the
     (except as marked to the contrary            nominees listed below
         below)
     Nominees: M. Richard Asher, William J. Byron, Daniel H. Case III, Gary M. Kusin,
     Timothy Mott, Lawrence F. Probst III

  Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line:

   -----------------------------------------------------------------------------

 2. ADOPTION OF THE 1998 DIRECTORS' STOCK OPTION PLAN
                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

 3. AMENDMENTS TO THE 1991 STOCK OPTION PLAN
                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

 4. AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN
                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

 5. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2 THROUGH 5.
                 (Continued and to be executed on reverse side)

                          (Continued from other side)

   THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE SIX NOMINEES FOR ELECTION AND FOR PROPOSALS 2 THROUGH 5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

   The undersigned hereby acknowledges receipt of (a) the Notice of 1998 Annual Meeting of Stockholders of the Company; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the year ended March 31, 1998.

                                              THIS PROXY IS SOLICITED ON BEHALF
                                              OF THE BOARD OF DIRECTORS OF THE
                                              COMPANY. WHETHER OR NOT YOU PLAN
                                              TO ATTEND THE MEETING IN PERSON,
                                              YOU ARE URGED TO SIGN AND PROMPTLY
                                              MAIL THIS PROXY IN THE ENCLOSED
                                              RETURN ENVELOPE SO THAT YOUR
                                              SHARES MAY BE REPRESENTED AT THE
                                              MEETING.

                                              Please sign exactly as your
                                              name(s) appears on your stock
                                              certificate. If shares are held in
                                              the names of two or more persons
                                              (including husband and wife, as
                                              joint tenants or otherwise) all
                                              persons must sign. If shares are
                                              held by a corporation, the proxy
                                              should be signed by the president
                                              or vice president and the
                                              secretary or assistant secretary.
                                              Fiduciaries who execute the proxy
                                              should give their full title.

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                          Signature

                                              Dated:

                                             ----------------------------------,
                                              1998